Exhibit 10.1

INCREASE JOINDER, dated as of August 24, 2007 (this “Increase Joinder”), among Nuance Communications, Inc., a Delaware corporation (the “Borrower”), UBS AG, Stamford Branch as administrative agent (in such capacity, the “Administrative Agent”), Citicorp North America, Inc. as syndication agent (in such capacity, the “Syndication Agent”), Lehman Commercial Paper Inc. and Goldman Sachs Credit Partners L.P. (“GSCP”) as co-documentation agents (in such capacities, the “Co-Documentation Agents” and, together with the Administrative Agent and the Syndication Agent, the “Agents’)), Citigroup Global Markets Inc. (“CGMI”) and Lehman Brothers Inc. (“Lehman Brothers”) as joint lead arrangers (in such capacities, the “Arrangers”), CGMI, Lehman Brothers and GSCP as joint bookrunners (in such capacities, the “Bookrunners”) and Banc of America Securities LLC as co-arranger and each Additional Lender listed on the signature pages hereto, to the Amended and Restated Senior Secured Credit Facility dated as of April 5, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time) (the “Credit Agreement”) among the Borrower, the Administrative Agent, the Syndication Agent and the Lenders. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

WHEREAS, the Borrower has requested the borrowing of $225,000,000 of Incremental Term Loans (i) to pay a portion of the purchase price necessary to consummate the acquisition of VoiceSignal Technologies, Inc. (the “VoiceSignal Acquisition”), (ii) to pay related fees and expenses on or prior to the date the VoiceSignal Acquisition is consummated and (iii) for general corporate purposes;

WHEREAS, the Additional Lenders party hereto have agreed to make the Incremental Term Loans to the Borrower on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.  Increase Joinder.  Each Additional Lender committed to an Incremental Term Loan as set forth in Schedule 1 hereto severally agrees (i) that it shall be considered a Lender for all purposes under the Loan Documents and agrees to be bound by the terms thereof and (ii) to make its pro rata portion of the Incremental Term Loans to the Borrower in the aggregate amount set forth in the Borrowing Request for Incremental Term Loans delivered to the Administrative Agent no less than one Business Days prior to such proposed borrowing date. The terms and provisions of the Incremental Term Loans shall, except as set forth below, be identical to the Tranche B-1 Term Loans. The aggregate amount of all such Incremental Term Loans issued under this Increase Joinder shall not exceed $225,000,000. The Incremental Term Loans shall be repaid in installments on each Installment Payment Date, commencing on September 30, 2007, in an aggregate amount equal to (i) $562,500, on each March 31, June 30, September 30 and December 31 of each year, ending on (and including) December 31, 2012 and (ii) $212,625,000, on the Term Facility Maturity Date. The Applicable Margins of the Incremental Term Loans as well as the existing Term Loans are hereby increased by 0.25% above the rates in effect or immediately prior hereto for each category of the Pricing Grid. The Borrower shall use the proceeds of the Incremental Term Loans as set forth in the first recital to this Increase Joinder.

Section 2.  Representations and Warranties.  The Loan Parties represent and warrant to the Additional Lenders as of the date hereof and the Increase Joinder Effective Date that:

(a) The Borrower and each of the Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder and under the Credit Agreement.

(b) The execution, delivery and performance by the Borrower and each Subsidiary Loan Party of this Increase Joinder, and the borrowing of the Incremental Term Loans under the Credit Agreement and the transactions forming a part of the VoiceSignal Acquisition (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 2(b), could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 of the Credit Agreement.

(c) This Increase Joinder has been duly executed and delivered by the Loan Parties and constitutes a legal, valid and binding obligation of each such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(d) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Copyright Office and United States Patent and Trademark Office, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have, individually or in the aggregate a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder, and (f) filings or other actions listed on Schedule 3.04 of the Credit Agreement.

(e) After giving effect to this Increase Joinder, the execution, delivery, performance or effectiveness of this Increase Joinder will not: (a) impair the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, or (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

Section 3.  Conditions to Effectiveness.  This Increase Joinder shall become effective on the date (the “Increase Joinder Effective Date”) on which each of the following conditions is satisfied or waived:

(a) The Administrative Agent shall have received from each Additional Lender, either (i) a counterpart of this Increase Joinder signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or “.PDF” of a signed signature page of this Increase Joinder) that such party has signed a counterpart of this Increase Joinder;

(b) Each Additional Lender or the Administrative Agent on its behalf shall have received, if requested, one or more Notes payable to the order of such Lender duly executed by the Borrower in substantially the form of Exhibit F-1 to the Credit Agreement, evidencing its Incremental Term Loans;

(c) The Borrower shall have complied with the Terms and Conditions of the Fee Letter;

(d) The Arrangers shall have received, in form and substance reasonably satisfactory to it, copies of the merger agreement related to the VoiceSignal Acquisition and all other documentation, instruments and agreements related to the VoiceSignal Acquisition (together, the “Acquisition Agreement”);

(e) The Administrative Agent shall have received, on behalf of itself, the other Agents and the Lenders, a favorable written opinion, in form and substance reasonably satisfactory to the Administrative Agent, from Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Borrower;

(f) The Arrangers shall have received the documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(g) To the extent not otherwise publicly available through the Borrower’s SEC filings, the Arrangers shall have received: (i) copies of audited financial statements for VoiceSignal and its Subsidiaries for the two fiscal years ended December 31, 2006 and interim unaudited financial statements for each quarter ended after such date and more than 45 days prior to the Closing Date, (ii) pro forma financial statements of the Borrower and its Subsidiaries for the four consecutive fiscal quarter period ended March 31, 2007 after giving effect to the VoiceSignal Acquisition (including the adjustments substantially similar to those set forth on Schedule 1.01(a) to the Credit Agreement) and a pro forma balance sheet of the Borrower and its Subsidiaries as of the Closing Date and (iii) a certificate of the chief financial officer of the Borrower as to the solvency of each Loan Party, on a consolidated basis, after giving effect to the VoiceSignal Acquisition and the incurrence of the Incremental Term Loan;

(h) The following conditions shall have been met and the Arrangers and the Administrative Agent shall have received an Officer’s Certificate, dated the Increase Joinder Effective Date and signed on behalf of the Borrower by a Financial Officer of the Borrower, confirming (i) that the VoiceSignal Acquisition is a “Permitted Business Acquisition” as defined in the Credit Agreement, (ii) that the Acquisition Agreement has not been amended or modified in any respect that is materially adverse to the Lenders without prior written consent of the Arrangers, (iii) that the VoiceSignal Acquisition is closing on the Incremental Facility Closing Date, and (iv) that after giving effect to the incurrence of the Incremental Term Loan, the Borrower shall be in compliance with (x) the Incurrence Test on a Pro Forma Basis, including the pro forma effect of the VoiceSignal Acquisition and the acquisition of Tegic Communications Inc. (the “Tegic Acquisition”), as of the most recent Test Period (June 30, 2007) and the Incremental Facility Closing Date, and (y) a Consolidated Senior Secured Leverage Ratio of 4.00 to 1.00 on a Pro Forma Basis as of the most recent Test Period and the Incremental Facility Closing Date, (v) that immediately prior to and after giving effect to any Incremental Term Loan, no Default or Event of Default has occurred or is continuing or shall result therefrom, and (vi) that the Representations and Warranties set forth in Article III of the Credit Agreement are true and correct in all material respects,

(i) The Administrative Agent shall have received a Borrowing Request as specified in Section 2.03 of the Credit Agreement,

(j) The Borrower shall have received customary secretary’s certificates for each of the Loan Parties, and

(k) The Borrower shall have paid (i) to the Administrative Agent all reasonable out-of-pocket costs and expenses (including, without limitation the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Agents) of the Administrative Agent and (ii) all fees set forth in the Amended and Restated Fee Letter dated as of June 27, 2007 among the Borrower, Citigroup Global Markets Inc., Lehman Brothers Inc., Lehman Commercial Paper Inc., Goldman Sachs Credit Partners L.P., Bank of America, N.A. and Banc of America Securities LLC;

Section 4.  Expenses.  Borrower agrees to reimburse the Administrative Agent for its and the other Agents’ reasonable out-of-pocket expenses incurred by them in connection with this Increase Joinder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Agents.

Section 5.  Counterparts.  This Increase Joinder may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Increase Joinder by facsimile transmission or by email in Adobe “.pdf” format shall be effective as delivery of a manually executed counterpart hereof.

Section 6.  Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.  Headings.  The headings of this Increase Joinder are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 8.  Effect of Increase Joinder.  Except as expressly set forth herein, this Increase Joinder shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. The parties hereto expressly acknowledge that it is not their intention that this Increase Joinder or any of the other Loan Documents executed or delivered pursuant hereto constitute a novation of any of the obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, but a modification thereof pursuant to the terms contained herein. As of the Increase Joinder Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Increase Joinder and the Credit Agreement shall be read together and construed as a single instrument. Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Increase Joinder as of the Increase Joinder Effective Date. This Increase Joinder shall constitute a Loan Document.

Section 9.  Acknowledgement and Affirmation.  Each Subsidiary Loan Party hereby (i) expressly acknowledges the terms of the Credit Agreement as amended hereby, (ii) ratifies and affirms after giving effect to this Increase Joinder its obligations under the Loan Documents (including guarantees and security agreements) executed by such Subsidiary Loan Party and (iii) after giving effect to this Increase Joinder, acknowledges renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect.

Section 10.  Roles.  It is agreed that (i) Citigroup Global Capital Markets Inc. will act as “left lead bookrunner” and joint lead arranger for the Incremental Credit Facility, (ii) Lehman Brothers Inc. will act as joint lead arranger and joint bookrunner for the Incremental Credit Facility, (iii) GSCP will act as joint bookrunner for the Incremental Credit Facility and (iv) Banc of America Securities LLC will act as co-arranger for the Incremental Credit Facility.

IN WITNESS WHEREOF, the parties hereto have caused this Increase Joinder to be duly executed as of the date first above written.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Paul Ricci Name: Paul Ricci Title: Chief Executive Officer

CAERE CORPORATION

By:	/s/ Paul Ricci Name: Paul Ricci Title: President

SPEECHWORKS INTERNATIONAL, INC.

By:	/s/ Paul Ricci Name: Paul Ricci Title: President

ART ADVANCED RECOGNITION TECHNOLOGIES, INC.

By:	/s/ Paul Ricci Name: Paul Ricci Title: President

DICTAPHONE CORPORATION

By:	/s/ Paul Ricci Name: Paul Ricci Title: President
NUANCE COMMUNICATIONS LLC

By:	/s/ Paul Ricci Name: Paul Ricci Title: Manager

BEVOCAL LLC

By:	/s/ Paul Ricci Name: Paul Ricci Title: Manager

UBS AG, STAMFORD BRANCH,
as Administrative Agent

By:	/s/ Richard L. Taurow
Name: Richard L. Taurow

Title: Director, Banking Products Services US

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa

Title:	Associate Director, Banking Products Services US

CITICORP NORTH AMERICA, INC.,
as Syndication Agent and Additional Lender

By:	/s/ Caesar Wyszomirski
Name: Caesar Wyszomirski

Title:	Vice President
LEHMAN COMMERCIAL PAPER INC.,
as Co-Documentation Agent and Additional Lender

By:	/s/ Laurie Perper
Name: Laurie Perper

Title:	Senior Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Co-Documentation Agent and Additional Lender

By:	/s/ Bruce Mendelsohn
Name: Bruce Mendelsohn

Title:	Managing Director

BANK OF AMERICA, N.A.,
as Additional Lender

By:	/s/ Toby Gilbert
Name: Toby Gilbert

Title:	Vice President

SCHEDULE I

INCREMENTAL TERM LOAN ALLOCATIONS

Additional Lender	Incremental Term Loans

Citicorp North America, Inc.	$78,750,000
Lehman Commercial Paper Inc.	$56,250,000
Goldman Sachs Credit Partners L.P.	$56,250,000
Bank of America, N.A.	$33,750,000